Exhibit 99.1

LiveXLive Media Announces Exercise of Underwriters' Over-Allotment Option

BEVERLY HILLS, Calif., Jan. 22, 2018 -- LiveXLive Media, Inc. (OTC: LIVX) (“LiveXLive”), one of the only premium networks devoted to live music and music-related video content, today announced that the underwriters of its previously announced underwritten public offering have exercised their over-allotment option to purchase an additional 460,200 shares of common stock from LiveXLive at the public offering price of $4.00 per share, less the underwriting discount.  The sale of the additional shares is expected to close on January 23, 2018, subject to customary closing conditions.

With this exercise, the public offering totals 5,460,200 shares of common stock of LiveXLive, increasing the gross proceeds received by LiveXLive by an additional $1,840,800, bringing total gross proceeds to $21,840,800, prior to deducting the underwriting discount and offering expenses.

JMP Securities acted as the sole book-running manager for the offering.

A Registration Statement on Form S-1, as amended, relating to these securities was declared effective by the U.S. Securities and Exchange Commission on December 21, 2017. The offering is being made only by means of a written prospectus. Copies of the final prospectus relating to the offering may be obtained from JMP Securities LLC at (415) 835-8985 or via email at syndicate@jmpsecurities.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LiveXLive Media, Inc.

LiveXLive Media, Inc. (“LiveXLive Media”) is a consolidated group of premier media brands and technology assets that create a social media ecosystem for music, including the LiveXLive platform (“LiveXLive”). LiveXLive is one of the world's only premium streaming services devoted to live music and music-related video content, delivering live streamed and premium, on demand original content to nearly any internet-connected screen. Since its launch in 2015, LiveXLive has been building an online destination for music fans to enjoy premium live performances from music venues and leading music festivals around the world, such as Rock in Rio, Outside Lands Music and Arts Festival and Hangout Music Festival, as well as premium original content, artist exclusives and industry interviews. The LiveXLive platform has featured performances and content from some of the most popular artists in various music genres, including Rihanna, Katy Perry, Metallica, Duran Duran, Radiohead, Chance The Rapper, Bruce Springsteen, Major Lazer and Maroon 5.

LiveXLive Media's businesses also include social media influencer venture LiveXLive Influencers. LiveXLive Media is headquartered in Beverly Hills, CA.